SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 15, 2006

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

000-30419	36-3840979
(Commission File Number)	(I.R.S. Employer Identification No.)

5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive office)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Convertible Senior Subordinated Notes

On December 15, 2006, ON Semiconductor Corporation (the “Company”) issued and sold to Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse (USA) LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc. (the “Initial Purchasers”) $484 million aggregate principal amount of 2.625% Convertible Senior Subordinated Notes due 2026 (the “Notes”), which included $44 million aggregate principal amount of notes issued upon the exercise of the Initial Purchasers’ overallotment option. The Notes were issued pursuant to an Indenture dated as of December 15, 2006 (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as Trustee. See Item 3.02 of this Current Report on Form 8-K for a description of the Indenture and the Notes issued pursuant thereto.

The Company used approximately $230 million of the net proceeds from the Notes offering to repurchase, concurrently with the pricing of the Notes, shares of the Company’s common stock in privately-negotiated transactions, or approximately 30.7 million shares.

Registration Rights Agreement

In connection with the closing of the sale of the Notes, on December 15, 2006, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Initial Purchasers. See Item 3.02 of this Current Report on Form 8-K for a description of the Registration Rights Agreement.

Other

Certain of the Initial Purchasers and their affiliates have from time to time performed, and may in the future perform, various investment banking, financial advisory and lending services for the Company and its affiliates, for which they have received and will receive customary fees.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

Convertible Senior Subordinated Notes

On December 15, 2006, the Company issued and sold $484 million aggregate principal amount of the Notes in a private placement to the initial purchasers for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the

“Securities Act”). The purchase price paid by the Initial Purchasers for the Notes was 97.45% (net of discounts and commissions) of the initial offering price thereof (which was 100% of par value).

In connection with the closing of the sale of $484 million aggregate principal amount of the Notes, on December 15, 2006, the Company entered into the Indenture governing the Notes and issued a global note (the “Global Note”) in an aggregate principal amount of $484 million registered in the name of Cede & Co. as nominee for The Depository Trust Company. Copies of the Indenture and the form of Global Note are filed herewith as Exhibits 4.1 and 4.2, respectively. The following description of the Indenture and the Global Note are qualified in their entirety by reference to Exhibits 4.1 and 4.2, which are incorporated by reference herein.

Maturity. The Notes will mature on December 15, 2026, unless earlier redeemed, repurchased or converted.

Interest. The Notes provide for interest at a rate of 2.625% per annum on the principal amount from the issue date, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning June 15, 2007. Payments of principal or interest on the Notes that are not made when due will accrue interest at an annual rate of 1% above the otherwise applicable interest rate on the Notes from the required payment date.

Conversion Rights. The Notes are convertible by holders into cash and shares of the Company’s common stock at a conversion rate of 95.2381shares of common stock per $1,000 principal amount of Notes (subject to adjustment in certain events), which is equivalent to an initial conversion price of approximately $10.50 per share of common stock.

Holders can convert their Notes under any of the following conditions:

•	during the five business-day period immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes for each day of such period was less than 103% of the product of the closing sale price of the Company’s common stock and the conversion rate;

•	upon the occurrence of specified corporate events; or

•	after June 15, 2013.

Upon valid tender of Notes for conversion, the Company will pay, on the third trading day immediately following the last day of the related twenty trading-day observation period, cash and shares of the Company’s common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the relevant twenty trading-day observation period, subject to the Company’s right to pay the share amount in additional cash. The daily settlement amount for each of the 20 trading days during the observation period consists of: (1) cash equal to the lesser of $50 and the daily conversion value relating to such day, and (2) if the daily conversion value exceeds $50, a number of shares of Company common stock equal to (A) the difference between such daily conversion value and $50, divided by (B) the price of the Company’s common stock for such day. Instead of delivering shares of the Company’s common stock in satisfaction of its obligation to deliver the net share amount upon conversion of Notes, the Company may elect to deliver an additional amount of cash. The amount would be equal to the sum of the amount, if any, by which the daily conversion value exceeds $50 for each of the 20 trading days during the related observation period.

In addition, if specified “fundamental changes” occur prior to December 15, 2013, the Company will increase the conversion rate for a holder that elects to convert its Notes in connection with such a fundamental change upon conversion in certain circumstances.

Note Guarantees. The Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by certain existing and future subsidiaries of the Company.

Ranking. The Notes will be the Company’s general unsecured obligations, will be subordinated in right of payment to all of the Company’s existing and future senior indebtedness, will rank pari passu in right of payment with all of the Company’s existing and future senior subordinated indebtedness and will be senior in right of payment to all the Company’s other existing and future subordinated obligations. The Notes also will be effectively subordinated to any of the Company’s and the Company’s subsidiaries’ secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of the Company’s foreign subsidiaries, which are not guaranteeing the Notes, and any future subsidiaries that do not guarantee the Notes.

The note guarantees will be unsecured and subordinated in right of payment to all existing and future senior indebtedness of the note guarantors, including all guarantees of the note guarantors under senior indebtedness. The note guarantees will rank equal in right of payment with all of the existing and future senior subordinated indebtedness of the note guarantors and will be senior to all of the existing and future subordinated obligations of the note guarantors.

Optional Redemption. Beginning on December 20, 2013, the Company may redeem the Notes, in whole or in part, for cash at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Repurchase at Option of the Holder upon a Designated Event. If a designated event occurs prior to maturity of the Notes, holders may require the Company to repurchase all or part of the holder’s Notes at a repurchase price equal to 100% of their principal amount, plus (subject to certain exceptions) accrued and unpaid interest to, but excluding, the repurchase date.

Repurchase at Option of the Holder. Holders may require the Company to repurchase the Notes for cash at a repurchase price equal to 100% of the principal amount of such Notes on December 15 of 2013, 2016 and 2021, plus (subject to certain exceptions) accrued and unpaid interest to, but excluding, the repurchase date.

Underwriting commissions and discounts in connection with the sale of the Notes were approximately $12.3 million.

Registration Rights Agreement

In connection with the closing of the sale of the Notes, on December 15, 2006, the Company entered into the Registration Rights Agreement with the Initial Purchasers. A copy of the Registration Rights Agreement is filed herewith as Exhibit 4.3. The following description of the Registration Rights Agreement is qualified in its entirety by reference to Exhibit 4.3, which is incorporated by reference herein.

Under the Registration Rights Agreement, the Company has agreed to use its reasonable best efforts to file a shelf registration statement with the SEC, or otherwise designate an existing effective registration statement filed with the SEC, covering the resale of the Notes and the underlying common stock and to cause the shelf registration statement to become effective (unless such shelf registration statement is a previously filed shelf registration statement that is effective at the time it is so designated) within 210 days of the closing date of this offering and to use its reasonable best efforts to keep the shelf registration statement effective until the earlier of: (a) such time as all of the registrable securities have been sold pursuant to the shelf registration statement or sold to the public pursuant to Rule 144 under the Securities Act or any other similar provision then in force (but not Rule 144A), or (b) the expiration of the holding period applicable to such securities held by persons that are not affiliates of the Company under Rule 144(k) under the Securities Act, or any successor provision.

Item 8.01.	Other Events

On December 18, 2006, the Company announced in a news release updated interest expense and share count guidance in connection with its various financing transactions and the repurchase of certain of the Company’s common stock. A copy of ON Semiconductor Corporation’s news release is attached hereto as Exhibit 99.1.

The information in Item 8.01 (including exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to liability of that section. The information in this report (including its exhibit) shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of businesses Acquired.

(b) Pro Forma Financial Information.

(c) Shell Company Transactions.

(d) Exhibits.

Exhibit	Description
4.1	Indenture dated as of December 15, 2006, among ON Semiconductor Corporation, the Guarantors named therein and Deutsche Trust Company Americas

4.2	Form of 2.625% Convertible Senior Subordinated Note due 2026 (included in Exhibit 4.1)

4.3	Registration Rights Agreement dated as of December 15, 2006, among ON Semiconductor Corporation and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse (USA) LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc.

99.1	News release for ON Semiconductor Corporation dated December 18, 2006 titled “ON Semiconductor Updates Interest Expense and Share Count Guidance after Successful Senior Bank Facility Prepayment and Share Repurchase” (1)

(1)	This exhibit is furnished and not “filed” with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 19, 2006

ON SEMICONDUCTOR CORPORATION

By:	/s/ DONALD COLVIN
Donald Colvin
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Description
4.1	Indenture dated as of December 15, 2006, among ON Semiconductor Corporation, the Guarantors named therein and Deutsche Trust Company Americas

4.2	Form of 2.625% Convertible Senior Subordinated Note due 2026 (included in Exhibit 4.1)

4.3	Registration Rights Agreement dated as of December 15, 2006, among ON Semiconductor Corporation and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse (USA) LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc.

99.1	News release for ON Semiconductor Corporation dated December 18, 2006 titled “ON Semiconductor Updates Interest Expense and Share Count Guidance after Successful Senior Bank Facility Prepayment and Share Repurchase” (1)

(1)	This exhibit is furnished and not “filed” with this Current Report on Form 8-K.